Exhibit 99.3

AMENDED AND RESTATED
OPTION AGREEMENT
THIS AMENDED AND RESTATED OPTION AGREEMENT (this “Agreement”) is hereby entered into this the 26th day of November 2013 by and among Atlas Financial Holdings, Inc. (the “Corporation ”) and Jordan Kupinsky (hereinafter, the “Optionee” and, together with the Corporation , the “Parties”).
WHEREAS, the Optionee was granted on March 18, 2010 (the “Grant Date”) an option to purchase up to 321,000 shares of the common stock of JJR VI Acquisition Corporation (“JJR VI”) at a purchase price of Cdn$0.10 per share pursuant to the terms and conditions of that certain Option Agreement (the “Original Option Agreement”), by and between the Optionee and the Corporation ;
WHEREAS, on November 30, 2010 all outstanding JJR VI options were adjusted pursuant to their terms to reflect a ten to one reverse share split by JJR VI such that an Option (as defined in the Original Option Agreement) to purchase 321,000 shares of common stock at a price of Cdn$0.10 per share of JJR VI entitled the Optionee to purchase 32,100 shares of common stock of JJR VI at a purchase price of Cdn$1.00 per share;
WHEREAS, on December 30, 2010, JJR VI, in connection with a reverse merger and redomestication as a Cayman Islands company, changed its name to “Atlas Financial Holdings, Inc.” and all outstanding options converted to options to purchase ordinary shares of the Corporation (“Shares”);
WHEREAS, on January 29, 2013 all outstanding options of the Corporation were adjusted pursuant to their terms to reflect a three to one reverse share split such that an option to purchase 32,100 Shares at a purchase price of Cdn$1.00 per share entitled the Optionee to purchase 10,700 Shares at a purchase price of Cdn$3.00 per share;
WHEREAS, the Corporation’s Shares are no longer listed on the Toronto Stock Exchange and became listed on the NASDAQ Stock Market effective in February, 2013;
WHEREAS, Section 8 of the Original Option Agreement provides that certain adjustments must be made to the number of and price payable for shares subject to the Option upon subdivision and/or consolidation of the Shares as well as the reclassification or other change affecting the Corporation ;
WHEREAS, Section 14 of the Original Option Agreement provides that the Parties may consent to the amend the Original Option Agreement upon written consent; and
WHEREAS, each of the Parties desires to amend and restate the Original Option Agreement to reflect the matters described above pursuant to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the Parties agree to the amendment and restatement of the Option Agreement as follows:
For good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto), the Corporation and the Optionee hereby agree as follows:
1.Grant of Option
1.The Corporation amends the Original Option Agreement to provide the Optionee the right and option (the “Option”) to purchase all or any part of an aggregate of up to 10,700 Shares at a purchase price of U.S. $2.97 per Share expiring on the 10th anniversary of Grant Date and on the terms and conditions set forth in this Agreement.
2.Exercise of Option
1.Subject to the provisions of this Agreement, the Option may be exercised from time to time prior to the Expiry Time (as hereinafter defined) by delivery to the Corporation at its registered office of an executed Exercise Notice (attached to the Option Agreement as Schedule “A”) addressed to the President of the Corporation specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full, by cash or certified cheque, of the purchase price of the Shares then being purchased. Subject to any provisions of this Agreement to the contrary, certificates for such Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment.
2.Notwithstanding any provisions contained in this Agreement, the Corporation’s obligation to issue Shares to the Optionee pursuant to the exercise of the Option shall be subject to: (i) receipt of any required shareholder approval; (ii) completion of such registration or other qualification of such Shares or obtaining approval of such governmental or regulatory authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof; (iii) the admission of such Shares to listing on any stock exchange or market on which the Shares may then be listed; and (iv) the receipt from the Optionee of such representations, warranties, agreements and undertakings as the Corporation determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdictions. Nothing contained in this Agreement shall be deemed to require the Corporation to apply for or obtain any such registration, qualification, approval or listing. The Optionee hereby acknowledges and agrees that he has had access to such information as is necessary to enable him to evaluate the merits and risks of acquiring Shares pursuant to the exercise of the Option and that he is able to bear the economic risk of holding such Shares for an indefinite period.
3.No Assignment
1.The Option is personal to the Optionee and non-assignable (whether by operation of law or otherwise). Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option contrary to the provisions of this Agreement, or upon the levy of any attachment or similar process upon the Option, the Option shall, at the election of the Corporation, cease and terminate and be of no further force or effect whatsoever.
4.Expiration
1.Subject to the terms and conditions set out in this Agreement, including the termination provisions set out in Section 5 below, the Optionee shall have the right to exercise the Option with respect to all or any part of the Shares at any time or from time to time after the date hereof and prior to the close of business on the 10th year from Grant Date (the “Expiry Time”). On the Expiry Time, the Option shall forthwith expire and terminate and be of no further force or effect whatsoever with respect to the unexercised balance of the Shares available under the Option.
5.Termination of Employment; Death; Bankruptcy
1.Subject to the provisions of this Agreement and this Section 5 and to any express resolution passed with respect to the Option by the Board of Directors of the Corporation (the “Board”) or by any committee of the Board established by the Board to administer option grants (the “Committee”), the Option and all rights to purchase Shares pursuant thereto shall immediately expire and terminate on the ninetieth (90th) day following the date the Optionee ceases to be a director or executive officer of the Corporation, provided that if the Optionee ceases to be a director or similar officer of the Corporation by reason of death, the provisions of Section 5.2, below, shall apply.
2.Subject to the provisions of this Agreement and this Section 5, if the Optionee shall die prior to the full exercise of the Option, his personal representatives, heirs or legatees may, at any time within twelve (12) months after the date of such death, exercise the Option with respect to the unexercised balance of the Shares to the extent vested, subject to the terms of the Option but only to the same extent to which the Optionee could have exercised the Option immediately before the date of such death. In no event, however, shall the Option be exercisable after the Expiry Time.
3.In the event that the Optionee commits an act of bankruptcy or any proceeding is commenced against the Optionee under the Bankruptcy and Insolvency Act (Canada) or other applicable bankruptcy or insolvency legislation in force at the time of such bankruptcy and such proceeding remains undismissed for a period of thirty (30) days, the Option may not be exercised following the date on which the Optionee commits such act of bankruptcy or such proceeding remains undismissed, as the case may be.
6.Rights as a Shareholder
1.An Optionee shall not have any rights as a shareholder of the Corporation with respect to any of the Shares subject to the Option until the date of issuance of a certificate for such Shares upon the exercise of the Option, in full or in part, and then only with respect to the Shares represented by such certificate or certificates. Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued.
7.Inconsistency with NASDAQ Policies
1.The parties hereto agree that in the event this Agreement is inconsistent with any applicable NASDAQ policies (the “Policies”), such Policies shall prevail.
8.Certain Adjustments
1.In the event that the Shares are at any time changed or affected as a result of the declaration of a stock dividend thereon or their subdivision or consolidation, the number of Shares reserved for the Option shall be adjusted accordingly by the Board or the Committee to such extent as they deem proper in their discretion. In such event, the number of, and the price payable for, the Shares that are then subject to the Option may also be adjusted by the Board or the Committee to such extent, if any, as they deem proper in their discretion.
2.If at any time after the date of this Agreement and prior to the expiration of the term of the Option, the Shares shall be reclassified, reorganized or otherwise changed, otherwise than as specified in Section 8.1 of this Agreement or, subject to the provisions of subsection 8.1(a) of this Agreement, the Corporation shall consolidate, merge or amalgamate with or into another corporation (the corporation resulting or continuing from such consolidation, merger or amalgamation being herein called the “Successor Corporation”), the Optionee shall be entitled to receive upon the subsequent exercise of the Option in accordance with the terms of this Agreement and shall accept in lieu of the number of Shares to which he was theretofore entitled upon such exercise but for the same aggregate consideration payable therefor, the aggregate number of shares of the appropriate class and/or other securities of the Corporation or the Successor Corporation (as the case may be) and/or other consideration from the Corporation or the Successor Corporation (as the case may be) that the Optionee would have been entitled to receive as a result of such reclassification, reorganization or other change or, subject to the provisions of subsection 8.1(a) of this Agreement, as a result of such consolidation, merger or amalgamation, if on the record date of such reclassification, reorganization or other change or the effective date of such consolidation, merger or amalgamation, as the case may be, he had been the registered holder of the number of Shares to which he was theretofore entitled upon such exercise.
9.Amendments to the Option
1.Notwithstanding anything to the contrary contained in this Agreement:
(a)in the event the Corporation proposes to amalgamate, merge or consolidate with any other corporation (other than a wholly-owned subsidiary) or to liquidate, dissolve or wind-up, or in the event an offer to purchase or repurchase the Shares or any part thereof shall be made to all or substantially all holders of the Shares, the Corporation shall have the right, upon written notice thereof to the Optionee, to permit the exercise of the Option within the twenty (20) day period next following the date of such notice and to determine that upon the expiration of such twenty (20) day period, all rights of the Optionee to the Option or to exercise same (to the extent not theretofore exercised) shall ipso facto terminate and cease to have further force or effect whatsoever;
(b)in the event of the sale by the Corporation of all or substantially all of the assets of the Corporation as an entirety or substantially as an entirety so that the Corporation shall cease to operate as an active business, the Option may be exercised as to all or any part of the Shares subject to the Option in respect of which the Optionee would have been entitled to exercise the Option in accordance with the provisions of this Agreement at the date of completion of any such sale at any time up to and including, but not after the earlier of: (i) the close of business on that date which is thirty (30) days following the date of completion of such sale; and (ii) the close of business on the expiration date of the Option; but the Optionee shall not be entitled to exercise the Option with respect to any other Shares; and
(c)subject to the rules of any relevant stock exchange or other regulatory authority, the Board may, by resolution, and with the consent of the Optionee, advance the date on which any Option may be exercised or extend the expiration date of the Option.
10.Notice
1.All communications and payments provided for under this Agreement shall be in writing and shall be deemed to be given when delivered in person or deposited in the mail, first class, certified or registered, return receipt requested, with proper postage prepaid and,
(a)if to the Optionee, addressed to:
Jordan M. Kupinsky
5 Hazelton Avenue, Suite 300
Toronto, Ontario
M5R2E1
Phone No.: (416) 972-9993
Fax No.: (416) 972-6208

(b)if to the Corporation, addressed to:
Scott D. Wollney
President, Chief Executive Officer and Director
Atlas Financial Holdings, Inc.
150 NW Point Boulevard
Elk Grove Village, IL

Phone No.:    (847) 472-6700

11.Time of Essence
1.Time shall be of the essence of this Agreement and each and every part hereof.
12.Binding Effect
1.This Agreement shall enure to the benefit of and be binding upon the parties hereto, the successors of the Corporation and the executor, administrator, heirs and personal representatives of the Optionee. This Agreement shall not be assignable by the Optionee.
13.Headings
1.The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
14.Amendment
1.This Agreement may be amended only by a written instrument signed by each of the parties hereto.
15.Governing Law
1.This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois and the laws of the United States of America applicable therein.
16.Duplicate Originals
1.It is hereby acknowledged by the parties hereto that this Agreement has been signed in duplicate only, one original executed copy delivered to the Optionee and one delivered to the Corporation.

[Signature Page to Follow]

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above written.
Atlas Financial Holdings, Inc.
Per:    /s/ Scott D. Wollney
Name: Scott D. Wollney
Title: President & CEO
/s/ Jordan M. Kupinsky
Jordan M. Kupinsky

EXERCISE NOTICE
TO:        ATLAS FINANCIAL HOLDINGS, INC.
AND TO:    THE BOARD OF DIRECTORS THEREOF
The undersigned holder of the Options evidenced by the Option Agreement hereby subscribes for _____________________________ Shares of the Corporation pursuant to such Options exercisable at an exercise price of U.S.$__________ until the Expiry Time (or such other price as is determined pursuant to the Option Agreement) on the terms specified in such Option Agreement and enclosed herewith a certified cheque, bank draft or money order payable to the order of the Corporation in payment therefor.
The undersigned hereby irrevocably directs that the said Shares be issued in the name of the undersigned and delivered*Please check if the Share certificates are to be delivered at the office where this Exercise Notice is surrendered, failing which the certificates will be mailed.
* Certificates will be delivered or mailed only after the transfer books of the Corporation have been opened for five business days after the due surrender of the Exercise Notice as aforesaid. as follows:

Name(s) in Full	Address(es)	SIN Number (if applicable)	Number(s) of Common Shares	Taxpayer Identification Number (if applicable)
____________	____________	____________	_____________	_____________

(Please print full name in which Share certificates are to be issued. If any Shares are to be issued to a person or persons other than the holder, the holder must pay to the Corporation all exigible transfer taxes or other government charges.)
DATED this _______ day of ___________, ____.

Signature Guaranteed	Signature of Subscriber Name of Subscriber Address of Subscriber